Exhibit 99.1

TRANSCRIPT OF WEBCAST OF AFFILIATED COMPUTER SERVICES, INC.
HELD ON JULY 29,2004
ANNOUNCING EARNINGS FOR
THE 4TH QUARTER OF FISCAL YEAR 2004 AND FISCAL YEAR 2004

Operator:

Good afternoon and welcome to the ACS fourth quarter and fiscal year 2004 conference call. Today’s call will consist of prepared statements by ACS followed by a question and answer period. All participants will be able to listen only until the question-and-answer session. The call is webcast live on the Company’s website for instant replay purposes. If you have any objections, you may disconnect at this time. Leading today’s conference is Mr. Jeff Rich, Chief Executive Officer. Also speaking today are Mr. Mark King, President and Chief Operating Officer, and Mr. Warren Edwards, Executive Vice President and Chief Financial Officer. Mr. Edwards, you may begin.

Warren Edwards:

Good afternoon, and thank you for joining us today to discuss our fourth quarter and full year results of fiscal year 2004. As always, I must caution everyone that this call may contain forward-looking statements within the meaning of the Federal Securities Laws and may include statements concerning the Company’s outlook for fiscal year 2005 and beyond. Overall, in business line growth, revenue in expense trends and other statements of expectations concerning matters that are not historical facts. As you know, forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by these statements.

Additional information concerning these factors is contained in the Company’s filings with the SEC. Copies are available from the SEC’s website from the ACS website or from ACS Investor Relations. We have also provided presentation on our website that we will refer to during our discussion. In addition, we will reference certain non generally accepted accounting principle financial measures, which we believe provides useful information for investors. We have posted both the presentation and the reconciliation of those measures to generally accepted accounting principles on the Investor Relations page of our website at www.acs-inc.com. I will now turn it to over to Jeff Rich, our Chief Executive Officer, who will give you a summary of the significant events during the quarter and fiscal year.

Jeff Rich:

Thank you, Warren and good afternoon. We’ve got a lot of ground to cover, so let’s get started with our fourth quarter results, which were superb. Turning to slide No. 1 of our web presentation, revenue for the fourth quarter of fiscal 2004 was $1.06 billion, representing total year over year growth of 28%, excluding revenues from our divested Federal business. Internal revenue growth was very strong at 17%, improving from 14% in the third quarter.

You should note, however, that this quarter’s revenues benefited from the timing of non-recurring work in our government unclaimed property business as well as acceleration of Gateway deferred revenues. The impact of these 2 items accounted for 3 percentage points of internal growth this quarter. Fourth quarter operating margins were up year over year due to the sale of the Federal business and were stable on an apples to apples basis.

Diluted earnings per share was 72 cents for the fourth quarter, which did include 1 penny associated with the tax benefit from divestiture activities. On an adjusted basis, fourth quarter EPS increased 18% year over year. Operating cash flow during the fourth quarter was exceptionally strong at $207 million or approximately 20% of consolidated revenues. Free cash flow was also very strong, at $139 million or approximately 13% of consolidated revenues.

These results represent quarterly records, both in terms of absolute dollars and as a percentage of revenues. Our record cash flow in the fourth quarter was aided by a 3 day reduction in our day sales outstanding. And capital spending as a percentage of revenue declined from last quarter to a more normal 6.4%. You should also note that our cash flow metrics this quarter did not benefit from the Georgia or Gateway situations.

Last, and certainly not least, new business signings were outstanding in the fourth quarter. We achieved the second highest new business quarter in our history, signing $182 million of annualized recurring revenues. Clients added this quarter include North Carolina Medicaid, Hallmark, Rohm & Haas, Cendant, Great West Healthcare as well as add on child support work with Florida and New York. Equally as important as these great names we added, we saw a pick-up in our Government bookings and commercial bookings continued to be very strong.

Now let’s review our full year of results. Please turn to slide No. 2. Fiscal year 2004 was an extremely active year. We finished the year with $4.1 billion in revenue, which represents 25% growth over the prior year, adjusted, of course, for the divested Federal revenues. Internal revenue growth for the year was 17%, up from 15% in fiscal 2003. Our reported earnings per share for the year was $3.88, which included significant gains on the Federal divestiture, the non-recurring tax credits I mentioned as well as the second quarter Georgia Medicaid settlement charge.

Excluding those unusual items, adjusted earnings per share was $2.61, or 19% growth over the prior year. Operating cash flow for the year, excluding the divestiture gain tax payment was $564 million or about 13.7% of consolidated revenue. Adjusted free cash flow was $306 million, or about 7.5% of consolidated revenue. We, obviously, made up a lot of ground in the fourth quarter, which historically is our highest cash flow quarter.

Annualized new business signings for the year were $596 million, which was in line with our quarterly average goal of $150 million, but down 8% from the outstanding bookings we had in fiscal year 2003. Obviously, we’re not pleased with our Government bookings this year. We are very focused on recurring revenue sales, and I was quite encouraged by the fourth quarter results and in particular the strength of our pipeline.

Moving onto slide No. 3, with some more fiscal 2004 highlights. This year was an important transition year for ACS. We divested the majority of our Federal Government business during this year, while retaining the ability to serve the Education and healthcare markets at the Federal level. Education and healthcare are important markets to ACS at many levels. We used the net proceeds from the Federal divestitures to acquire Lockheed Martin’s commercial IT-outsourcing business and to initiate 2 share repurchase programs, aggregating $1.25 billion this fiscal year.

As Warren will detail later for you, our share repurchases are running ahead of schedule, and as a result, we are raising EPS estimates for fiscal 2005. Also during the year we successfully renewed our long standing relationship with the Department of Education in a spirited competition with Sallie Mae. The Department of Education now represents approximately 5% of our revenues and is our single largest client.

Our Georgia Medicaid team overcame many challenges. And of course we have now finalized our settlement with the State and Mark will cover that in detail later. And lastly, we were recently named to the S&P 500 index. These are all great achievements by our dedicated people. Let me take a minute to clearly articulate our earnings per share performance for the quarter and for the year in more detail.

Please turn to slide No. 4. As I previously mentioned, our fourth quarter reported earnings per share was 72 cents, and this included 1 cent per share net favorable impact from divestiture related tax benefits. Fiscal year 2004 we achieved reported earnings per share of $3.88. This included a $1.29 per share gain associated with the Federal Government divestiture in the second quarter, a 2 cent per share gain from the divestiture of the Hanscom Air Force Base contracts in the third quarter, a 9 cent per share charge for the cancellation of the phase 2 Georgia Medicaid contract in the second quarter, a 3 cent per share gain from prior year’s research and development tax credits in the third quarter, and lastly, the 1 penny per share gain from the divestiture tax credits in the fourth quarter.

Again, excluding these unusual items, fiscal year 2004 EPS was $2.61 or a 19% increase over the prior year. Our quarterly new business trends are shown on slide No. 5. Consistent with previous presentations, they have been adjusted historically to exclude the divested Federal operations. This quarter was our second highest quarter in our history. Our commercial segment continued to have excellent new business signings, and the performance in our Government segment was the highest quarterly total in the last 5 quarters. As we look forward to next year, we believe a good quarterly target for bookings should be about $175 million, plus or minus $25 million.

This level of bookings should allow us to continue mid-teens internal growth for fiscal year 2005. Our pipelines remain robust and I believe we have great potential for another very strong quarter of bookings in the first quarter of fiscal 2005. On slide No. 6, you can see the breakdown of our bookings this quarter. As you might expect, BPO contracts continued to lead our bookings, representing about 2/3rds of this quarter’s total.

For the first fiscal year, BPO bookings were at about 72% of the total, roughly in line with our BPO revenue mix. The balance of our quarterly and annual bookings were driven by strong results in our IT outsourcing business. From a segment perspective, commercial bookings were simply outstanding, contributing 64% of the bookings for the quarter and 70% for the year. Just as obvious, our Government bookings were weak after a great year in fiscal 2003.

As I said earlier, we did make progress in the fourth quarter with Government bookings up 60% year over year. And that’s the first year over year increase really since December of 2002. Mark will talk in more detail about the increased opportunities we are seeing in the pipeline for the Government segment as well as continued strong opportunities in the commercial segment. If you’d now please turn to slide No. 7, I’d like to give you an update on 3 Government investigations.

With respect to our Florida Workforce operations, at the last board meeting of Workforce Florida, Inc., which is the principle work force policy organization in the State, the organization’s President stated that he did not see any systemic problem and that as far as he was concerned, the matter considering ACS was considered closed. This was great news, and it was also great to hear one of the board members publicly apologize to our executive in attendance. Now that this matter appears to be closed from the State’s perspective, we are hopeful that the 3 other regulatory agencies that have expressed interest in this matter will conclude their investigations in a timely fashion.

Also, we expect that we will be mediating soon with our client in Miami-Dade to resolve the minor invoice dispute related to these matters. We are also continuing to cooperate with the Department of Justice in their investigations of the Hanscom Air Force Base contracts and our relationships with Tier Technologies. These investigations appear to be moving slowly and we really have no developments to report, nor do we know when these investigations could be completed or what their possible outcomes could be.

Now let me talk about our M&A activity, which is reflected on slide No. 8. As we discussed in our last quarterly earnings call in April we acquired E-Travel Experts. This business, which had trailing revenue of $15 million, provides electronic ticket fulfillment and related customer care to airlines and travel websites. This adds another service to our portfolio of services for airline clients. Where we have existing relationships with most of the major carriers. Subsequent to the June quarter end, in July we announced the acquisition of Heritage Information Systems, which strengthens our leadership position in the State healthcare practice. Heritage, with trailing revenues of approximately $14 million, provides clinical management and pharmacy cost containment services to State medicaid agencies, insurance companies and large employers. Heritage has a terrific software system for prior authorization that is sold under a recurring revenue services model. And of course, let me add that the earnings multiple paid for both of these companies were in line with our historical ranges.

Mergers and acquisition activity has increased significantly in the past 3 months. And we will continue to execute our acquisition strategy following the same criteria we have always followed. Since this is our year end call, we thought it might be useful to remind our shareholders of our 5 key acquisition criteria. First, we seek successful technology-based outsourcing companies with service offerings that are complimentary to our existing portfolio and/or our existing vertical market strategies. Second, we seek strong management teams that we can retain and motivate. Third, we seek companies with recurring revenue models and predictable margins. Fourth, all acquisitions that we execute must be accretive on a prospective basis. And last, and probably most important, the companies that we acquire must have a similar operating philosophy and culture to ACS.

These 5 key principles have served us well historically, and they will continue to do so in the future. In summary, fiscal 2004 was an extraordinary year. It was a year of many extraordinary successes, and it was also a year with a few extraordinary challenges, some of which we have addressed and some that are still being worked on. We have very high standards at ACS and I’m extremely proud of the way our people responded to those challenges and continue to outperform the industry throughout the year.

I could not envision a better way to end fiscal year 2004 with strong fourth quarter bookings, excellent cash flow metrics, and a strong sales pipeline. As we move into fiscal year 2005, we will remain focused on providing superior client service, growing the business in a disciplined and profitable manner, and enhancing our leadership position in the expanding BPO market. I would now like to turn it over to Mark King, who will discuss our segment performance and sales pipelines in more detail.

Mark King:

Okay, thanks, Jeff. Let me first give everyone a quick update of our revenue components. Turning to slide No. 9, we generated a 55/45 revenue split between the Government and commercial segments respectively for the fourth quarter of fiscal 2004. Likewise our service lines were 76% BPO and 24% ITO.

Our revenue performance this quarter was above the high end of our estimates and again was primarily due to non-recurring work in our Government unclaimed property business, which was expected to occur in our first quarter of fiscal 2005, as well as the acceleration of Gateway deferred revenues. Including our HIPAA remediation work performed this year for our State healthcare clients; our total non recurring revenue increased approximately 2% in fiscal year 2004. Historically, the non-recurring piece of our business has averaged about 10%, and we expect fiscal year 2005 to be back at this average. We continue to focus on long term contracts with recurring revenue requirements, which is the cornerstone of our business. However, should non-recurring revenue opportunities present themselves, we will certainly take advantage of these opportunities, provided they are profitable and serve our clients’ needs.

Before I discuss our segment performance, I want to provide a little bit more information regarding 3 of our contracts. Please turn to slide No. 10. The first contract is our April win to develop and operate a new Medicaid system for the State of North Carolina. When fully implemented, annual revenues from this contract are expected to average approximately $34 million.

Shortly after we announced this win, the 2 other competitors, EDS and UNISYS protested the award. Last month, the State’s Department of Health and Human Services reaffirmed the award to ACS. UNISYS has dropped its protest, however, EDS has continued the appeal process and its protest is now being reviewed by an administrative law judge.

The administrative judge’s ruling will be in the form of a proposed decision recommended to the North Carolina Department of Health. That department will make the final decision on the award and its decision could be overturned by a court only if its decision was arbitrary and capricious. We do not expect a proposed decision from the administrative law judge before December of this year. However, we are confident that the award to us will be reaffirmed.

It is important to note first that it is extremely rare in the Medicaid arena for a competitor to be successful in overturning a State’s initial decision. Second, we have a signed contract with the Department of Health and both of us are continuing performance under that contract.

Now, let’s talk about our Gateway contract. We signed this $55 million per year multi-scope contract almost a year ago. A couple of months ago we announced that the contract was being terminated following Gateway’s recent acquisition of E-Machines. We expect to continue to provide services to Gateway, although on a diminishing basis through December of 2004. As a result of the early termination, ACS began to accelerate the revenue recognition for cash that had been received from

Gateway at the beginning of the contract, which was initially recorded as unearned revenue. As a result, we had incremental revenue from Gateway this quarter of approximately $8 million. The pretax profit impact of this acceleration was approximately $3 million.

Now let’s talk in more detail regarding the Georgia settlement we announced last week. As we said, the settlement turns are substantially the same as those announced in January, 2004. Please turn to slide No. 11 and let’s review the settlement in a little greater detail. First, ACS made a $10 million payment in July to the State related to system rollout delays. Second, we agreed that Georgia could keep approximately $7.3 million of amounts that they had previously withheld from our monthly operational invoices. Approximately $4 million of this amount had been reflected in our December, 2003 financials.

However, the remaining $3.3 million was recognized in this quarter. In addition to this amount, we also recorded other settlement related expenses, bringing our total final settlement cost this quarter to approximately $4 million. The State paid us approximately $20 million of past due receivables in July, which is substantially the same amount as the initial terms of the settlement.

Turn now to slide No. 12 to look at our receivable balances related to this contract. First, this contract actually had a negative impact on cash during the fourth quarter with receivables increasing by approximately $16 million since March 31, 2004. However, you can see that the subtle amount of $20 million, combined with other collections during July of approximately $10 million will have a positive impact on our first quarter fiscal 2005 cash flow.

The remaining unbilled receivable of $104 million will be reduced over the life of the contract and actual monthly billings to the State will be greater than the revenue recognized by ACS. Also, the State put $11.8 million into escrow. Approximately $9.4 million of this amount will be paid to ACS upon certification of the Medicaid System by the Federal Government, which is expected within the next 6 to 9 months.

The remaining $2.4 million will be paid to ACS when final finish-up work is completed by ACS. Again, we are very excited to have this dispute behind us so that now we can concentrate on providing even greater service to the State as well as winning more business in this exciting market.

On slide No. 13 you can see the performance of our Commercial segment for the fourth quarter and fiscal year. Our commercial segment grew at a very rapid rate this year. Total revenue growth was 48% for the quarter and 38% for the year. Internal revenue growth for the fourth quarter accelerated from 20% last quarter to 22% this quarter. Our commercial segment’s internal revenue growth benefited from Gateway’s accelerated deferred revenues, which accounted for approximately 2 percentage points of their growth.

For the year, the commercial segment generated an incredible 19% internal revenue growth. However, I would point out that a few months ago one of our IT clients was acquired and the data processing work was moved to its parent’s internal solution, and that occurred this month. This represents about 2 percentage points of internal growth for fiscal 2005.

However, based upon the strong bookings that this segment has enjoyed, along with a continued robust pipelines, we still believe that the commercial segment will have very strong internal growth during fiscal year 2005. Commercial operating margins were 14.4% in the fourth quarter, down about 3%, primarily due to increased incentive compensation. We finished fiscal year 2004 with a very solid 15.5%, but about 120 basis points below last year. Consistent with what we have always said, the pace of growth can impact operating margins in the short term, and it was certainly true this year.

If you turn to slide No. 14, we will discuss the Government results for the fourth quarter of fiscal 2004. Total revenue growth for the quarter and for the year was 15% and 17% respectively after adjusting for the Federal and Hanscom divestitures. Internal growth for the fourth quarter accelerated to 13%, finishing the year at a strong 15%. However, as mentioned earlier, fourth quarter internal revenue growth benefited from non-recurring work in our unclaimed property business that was forecasted to occur during the first quarter of fiscal 2005.

The timing impact of this revenue accounted for approximately 4 percentage points of internal growth this quarter in this segment. In fact, non-recurring revenue for all of fiscal year 2004 had a more pronounced impact in the Government segment. Remember from my comments that total internal revenue increased approximately 2% versus the prior year. As a result of HIPAA remediation and strong unclaimed property services, the Government percentage of total non-recurring revenue this year was about 80%.

As a result of the reported 15% internal growth for the year, about 1/3 of this amount was associated with this increase in non-recurring revenue. While we do expect to have non-recurring work in fiscal year 2005, we don’t expect it to occur at the same levels we saw in fiscal year 2004. I will also point out that the development work in Georgia will result in a tougher comparison from fiscal year 2004 to fiscal year 2005 as well.

This will be particularly evident in the first 2 quarters of fiscal 2005 as the development was largely completed by the second quarter of fiscal 2004. These facts, coupled with weaker fiscal 2004 Government segment bookings will contribute to lower internal growth for this segment in the first half of fiscal 2005. The second half of fiscal 2005 should accelerate as a result of expected increased bookings from the accelerated pipeline, the ramp of North Carolina Medicaid and slightly easier comparisons due to the anniversary of the Georgia Development as well as the completion of HIPAA remediation in fiscal 2004.

One of the benefits that comes with slower growth is margin expansion, and that is clearly what we are seeing in this segment. Operating margins were very strong for both the quarter and year at 17.5% and 15.8% respectively. Bookings from our Government segment this quarter were anchored by our Medicaid win in North Carolina, and again, this segment showed year over year growth in quarterly bookings for the first time in 4 quarters. Despite lower projected Government segment growth in the first half of fiscal 2005, I remain very bullish about the growth prospects of this business.

Let’s turn now to slide 15. Following our second highest quarter of new business signings, our new business pipeline continues to be very strong. In fact, our pipeline continues to exceed $1.2 billion of annualized recurring revenue opportunities and grew almost 30% on a year over year basis.

Consistent with our bullish outlook for our Government segment, the Government pipeline grew over 40% on a year-over-year basis and is now at its highest level since we entered this business. And again, our qualified pipeline definition is very conservative and includes only opportunities expected to be awarded within 6 months and with less than $100 million of annual revenue. Our total pipeline is obviously much bigger than this amount.

The commercial segment in our BPO offerings continue to dominate the pipeline, while our Government pipeline is accelerating very nicely back to more normal levels. There’s probably little doubt that the state and local issues we faced in fiscal 2004 had a somewhat negative impact to our sales over the last several quarters. And we’re very pleased that those issues are largely behind us. As Jeff mentioned earlier, we believe that our bookings in the first quarter of fiscal 2005 have the potential to be another very strong quarter.

This belief is based upon pipeline activity, where we are seeing strength in HR outsourcing where we currently have 12 deals totaling over $200 million in annual revenue, F&A, IT outsourcing, eligibility and State healthcare. Before I move on, let me also give you a little color on how the make up of our pipeline has changed. First, from a deal size perspective, the percentage of deals greater than $10 million in annual revenues has increased from about 50% of the qualified pipeline at June of 2003 to nearly 2/3rds at June, 2004.

Likewise, the average size of the deals greater than $10 million has increased from roughly $18 million to over $23 million. We believe that both of these factors play into our favor as these deals remain relatively small in comparison to the much more competitive megadeals, yet the pure value of deals in this range has increased. Again, these factors help contribute to our overall bullishness for our overall sales prospects as we move into fiscal 2005. I’ll now turn it over to Warren Edwards, who will discuss our fourth quarter and fiscal year financial results in more detail.

Warren Edwards:

Thank you, Mark. Please turn to slide 16. Revenue for the quarter was $1.06 billion or growth of about 28% compared to the prior year quarter, excluding divested revenue. Our revenue performance this quarter was very strong, resulting primarily from the timing of non-recurring work of approximately $18 million in our unclaimed property business as well as accelerated Gateway deferred revenue of approximately $8 million.

Again, our internal revenue growth for the quarter improved to 17% from 14% last quarter. Operating margins were 14.4% for the quarter compared to 13.8% in the prior year. Of course a majority of this increase in margins is a result of the Federal divestiture completed earlier this year. We reported EPS for the fourth quarter of 72 cents and again, these results included divestiture tax benefit of approximately one penny per diluted share.

Excluding this item, our adjusted earnings per share was 71 cents or an increase of 18% increase over the prior-year period. Turning now to slide 17, our financial performance for 2004 had certain items during the year which have been adjusted for in the second column labeled “fiscal year ‘04 adjusted.” Jeff briefly discussed those earlier and we have a supplemental financial schedule on our website detailing those components. Revenue for the year was $4.1 billion, a 25% increase over the prior year.

Internal revenue growth for the year was a very strong 17%. Operating margins were 14.3% for the year, compared to 13.7% in the prior year. Again, this increase in fiscal year 2004 operating margins is primarily a result of the mix shift due to the Federal divestiture. And finally, adjusted EPS was $2.61 per share, a 19% increase over the $2.20 reported last fiscal year.

Now let me spend just a few moments discussing our financial metrics as presented on slide 18. Our other financial metrics remain very strong. I am very pleased with the progress we made in our DSOs this quarter. As Jeff mentioned, at 73 days, we saw a 3 day decrease from our March quarter. We were able to achieve this, despite the fact that collections on the Georgia Medicaid contract were delayed until last week.

With our recent share repurchase activity, our debt to cap now stands at 13% and we are covering interest at over 70 times. Of course, our balance sheet remains in great condition. And now let me take a minute to update you on our repurchase program. Turning to slide 19, you can see our share repurchase program has been quite active. Since September 2003, we’ve repurchased approximately 11% of ACS’ outstanding shares. This represents the purchase of approximately 15 million shares or $743 million at an average price of about $49.57. This leaves about $500 million under our existing authorizations. As a result of these share repurchases, our aggregate Class A and B shares outstanding are approximately 128 million shares. As you heard earlier, our acquisition pipeline has become much more active. As such, the level of shares repurchases going forward may not be as active as you have seen in the past, but of course that will be very dependent on our share price and the competing opportunities that present themselves for acquisitions.

Turning now to slide 20, you can see that we had an outstanding cash flow metrics for the quarter and full year. Operating cash flow for the quarter was $207 million or almost 20% of revenue. Now of course I would add that the Georgia settlement occurring after year end, adversely affected our fourth quarter cash flow results. In addition, the Gateway termination did not benefit this quarter, the fourth quarter’s results as Gateway’s termination payments to ACS will occur beginning with the first quarter of fiscal year 2005. CapEx, in addition to intangibles, returned to more normal levels this quarter at 6.4% of revenue. We will discuss this further in just a minute.

Free cash flow for the quarter was $139 million or 13% of revenue. For the year we reported $476 million in operating cash flow and $218 million in free cash flow respectively. However, remember, the third quarter included the $88 million tax payment related to the second quarter Federal divestiture. Excluding this payment, operating cash flow was a record $564 million or 13.7% of revenue. Capital expenditures, including intangibles were 6.3% of revenues and free cash flow was a record $306 million or 7.5% of revenues.

Now let me go back and discuss our capital spending in a little bit more detail on slide 21. Last quarter many of you were concerned about the spike in CapEx. This quarter CapEx returned to more normal levels at 6.4% of revenue and finished the year at 6.3% of revenue, down from the 6.7% last year.

I think it’s helpful to note that the capital associated with the successful renewal of the Department of Education contract in the second quarter represents almost 10% of all CapEx in addition to intangibles this past year. Excluding this one contract, CapEx in addition to intangibles, would have been below 6% of consolidated revenues. Of course, we would not want to exclude this contract, as it is our largest client and a very important long term win for us. However, it is important to note how the timing of CapEx on a contract of this size can skew the results and give a false impression that our business is becoming more capital intensive. I also know that some of you are concerned about IT outsourcing deals and their perceived operating capital metrics. The reality is, when you look at the IT deal signed this quarter, the capital intensity of those deals was virtually the same as our average for the quarter. In fact, during the year, we signed 7 IT outsourcing contracts with an aggregate capital intensity of approximately 6.3% of total contract value, well within our typical range.

Now let me wrap up with our guidance for fiscal year 2005 on slide 22. Going forward, we will be giving guidance for the full year and the next quarter. This is a slight change from how we used to give guidance, as it’s being done to conform with how the majority of companies give guidance both in our sector as well as the larger market. You should not infer we have less visibility or that we are less bullish about our prospects for fiscal year 2005. While this is a slight change, we continue to believe that the level of guidance and information provided by ACS is significantly greater than that of our peers.

For next quarter we expect revenues to range from $1.03 billion to $1.04 billion. And this guidance results in revenue being down sequentially, due solely to the timing of the non-recurring revenue of $18 million in our unclaimed property business. Obviously, this timing issue creates a $36 million revenue swing between the fourth quarter of fiscal year 2004 and the first quarter of fiscal year 2005. The mid-point of this first quarter guidance would equate to 10% internal revenue growth and is impacted by about 2%, due to timing issue that I’ve just discussed.

I would also point out that this is a tough quarter comparison due to a couple items. First, in our Government segment we had about $36 million in HIPAA and Georgia development revenues in the first quarter of fiscal year 2004 which are now complete. Second, as Mark mentioned earlier, one of our IT clients was acquired and we had revenue in the prior year first quarter of about $10 million from this client. So in other words, the base revenue of $854 million in last year’s first quarter includes $46 million of revenue associated with these items. Excluding these items from the first quarter of fiscal year 2004, the mid-point of our guidance next quarter would indicate 16% internal growth on an apples to apples basis.

EPS for the first quarter is expected to range from 70 cents to 72 cents per share. Fiscal year 2005 revenue guidance is unchanged at $4.475 billion to $4.57 billion. And this again is unchanged from what we gave last quarter. The revenue range represents growth of 16% to 19% when adjusting fiscal year 2004 to excluded divested revenue. Obviously, we feel very comfortable with that range given the strength of our pipeline that we are currently working.

You can see we are assuming a 37.5% effective tax rate and we are increasing our fiscal year 2005 EPS range to $3.08 to $3.16. Our EPS guidance now reflects the benefit we are expecting to receive from the share repurchase activity already completed, which is about 6 cents on an incremental basis. Of course, any new repurchase activity or acquisitions will require us to reassess our EPS guidance based upon the facts and circumstances at that time.

And finally, from a cash flow metrics perspective, our operating cash flow and free cash flow are expected to continue to be in the range of 13% to 14% and 7% to 8% of revenue respectively. The first quarter of any given year is usually the lowest quarter, due primarily to the timing of incentive payments. However, due to the timing of the Georgia settlement and the Gateway termination, we anticipate a strong cash flow start to fiscal year 2005. Before we start Q&A, let me give you a brief recap of the more important events during the quarter.

Please turn to slide 23. We produced record cash flow for the quarter, which helped us achieve our operating free cash flow targets for the year. We ended the year with our second largest quarter of new business wins. Our Government business bookings picked up this quarter, the new business pipeline is very strong and should lead to a strong first quarter and full fiscal year 2005 new business signings.

Capital intensity this quarter was at normal levels and we were actually down on a year over year basis as a percentage of revenue. And last, but not least, a settlement was reached with Georgia and this will allow us to focus on serving this contract’s constituents. That is all of our prepared comments we have at this time. Given the number of people on the call, we would appreciate if you could limit yourself to one question so we that can cover as many people as possible. Let’s now open it up for some questions.

Operator:

Thank you sir. Our first question is from Louis Miscioscia of Lehman Brothers. You may ask your question.

Louis Miscioscia:

Looking at bookings numbers, it looked like a pretty strong in the quarter. Can you give us some idea if it was something you’ve all done different or is the market just improved and that’s helping you build the pipeline and everything else?

Warren Edwards:

The market’s been real strong in the commercial market for the last 5 quarters. Government’s been soft. What was different this quarter is that Government came back and had a good, solid bookings quarter. As Mark indicated, our pipeline’s very strong, Louis, and we expect to have an excellent quarter in ‘05. There’s strong demand across the board. You know, one of the big issues we’re having to deal with is having enough good, solid sales teams to go after all of these opportunities that we’re chasing.

Louis Miscioscia:

And a quick follow-up for Mark. I think it was last quarter you talked about doing a big review, and a lot of the problem issues that had arisen, and you felt that things were cleared up operationally. Was there an update to that was there anything that came out afterwards? Also, is this an ongoing thing or do you think it is now over and done with?

Mark King:

I think what you’re referring to, Louis, is we set up a business compliance group, choosing some of the best people from throughout ACS to go in and look at our contracts that are underperforming, figure out how we can enhance some of the policy procedures, controls, et cetera. This is an ongoing system process that we have. They’re doing a great job. We are expanding the number of people, and we haven’t found anything significant in any other contact or anything else. But they’re continuing to look.

Louis Miscioscia:

So you feel pretty good about ongoing operations and hopefully no more issues arising? Like in Florida- -?

Jeff Rich:

I’ve been in this business for a long time, there’s always going to be operational issues that do arise, but I think to reiterate what Mark said, this group’s doing an excellent job. We should see fewer of the types of issues you got to read about this year. It was not a great year operationally for us, but we’ve dealt with the issues that we’ve had to face and we’ll deal with the future issues.

Operator:

Our next question’s from Cindy Shaw of Schwab SoundView . Please ask your question.

Cindy Shaw:

A couple of areas that I see an opportunity for expansion and I’m wondering if you could leverage some early efforts? 1. I keep hearing your name in HR and F&A BPO. I’m wondering if you’re looking at entering any other area? I believe you have a large procurement BPO contract with a large auto manufacturer. And also you’ve got some European work and you’ve recently added an executive there. Could you comment on expansion opportunities in Europe?

Jeff Rich:

Sure Cindy. We’re always trying to grow our existing lines of business. We got into the HR outsourcing business about 18 months ago and that’s been a very successful start. And as Mark indicated there’s a tremendous pipeline in front of us. That’s going to continue to be a strong business growth for us. The F&A opportunities that we have in front of us right now are very significant, especially relative to what it was perhaps 12 or 24 months ago. We think after all the corporate scandals erupted, many CFOs kind of stopped any outsourcing discussions in their tracks and surveyed what they had inhouse. But they’re now very comfortable in outsourcing many of the functions in F&A. Procurement is an interesting space. Procurement kind of fits with many of the F&A functions that we’ve performed for existing clients, and you happily noted we do have a significant client in the procurement space. I don’t see procurement as a big dollar revenue opportunity, I think it’s just one of the things we’ll have to do with our F&A outsourcing practice. But 5 years ago people had dreams of setting up these clearing houses and websites and getting a percent of large corporations indirect spends. I don’t see that business model happening. I think you will get paid on an administrative business to process the procurement transactions on a very efficient basis. And it’s one of the things we’re doing, it’s one of the things we’ll have to do. With respect to Europe, it’s no secret that Europe has been on our mind for expansion. We’ve been growing it the old-fashioned way and we’ll continue to do that. We’ve added some great talent in fiscal year 2004. They’ve been very successful. But it’s just steady eddy growth in Europe as far as we’re concerned for the time being.

Operator:

Our next question comes from Moshe Katri with SG Cowen.

Moshe Katri:

I think it will be helpful to normalize the quarterly revenues and operating profits ex-Gateway and ex-the I guess the Government’s unclaimed property business. I’m getting a normalized revenue number of $1.028 billion. I think you said $18 million for Gateway and I think you said $8 for the other item. Is that correct? $1.028 or something?

Warren Edwards:

It should be basically the $1.062 we reported less the 18 only. Gateway will continue to have revenues next quarter as well.

Moshe Katri:

And you said that Gateway had $3 million in operating profit. How about the other item, which is the unclaimed Government business?

Warren Edwards:

Well Moshe, we’re not going to get into specifics about ongoing business lines and what the margins can be for competitive reasons. But obviously we had some benefit this quarter. We also had additional incentive compensation recorded this quarter because of where profit targets hit and everything else in the State and local sector. So from a net to the bottom line perspective this quarter, as it relates to the revenue timing, there really was no benefit.

Moshe Katri:

Okay, if we’re looking at an operating margin number of about 14.5% or 14.4% for the quarter, I mean, is there a way to normalize that? What would the number have been without these unusual items, if you will?

Warren Edwards:

Well, I think when you look at Gateway and Georgia, those offset, and the profit impact of the unclaimed property work really is offset by additional incentive compensation. So really, the margins as they lay are kind of an accurate picture.

Moshe Katri:

Okay, and was there, Warren, revenues also from the ITO client that was acquired during the quarter as well?

Warren Edwards:

No, there were still revenues this quarter.

Moshe Katri:

Okay, can you quantify that going forward, what I think — ?

Warren Edwards:

Well, as I said earlier, for the first quarter of last year it was $10 million, so it wouldn’t be more than that.

Mark King:

And Moshe I think that’s about what it was in the fourth quarter. It was a fairly steady state and it’s going to 0.

Moshe Katri:

Understood. And then finally, looking into FY ‘05, is the Board looking to change or maybe adjust the metrics by which management gets paid? I mean obviously it’s revenues, it’s margins. Is there anything else that’s a new area of focus for the Board?

Jeff Rich:

Well our Board as already approved the fiscal 2005 management incentive compensation plan. And you followed us for a long time Moshe, you know that historically, our incentive compensation plan just measured P&L metrics, revenue, operating profit, earnings per share 75% weighted towards profit measures. What we have changed for fiscal 2005 is we have added a cash flow measure. Which looks at operating cash flow and free cash flow. Depending upon whether you work corporate or down in a business unit, it will affect between 20 — it will be weighted 20% — 25% of your total incentive comp.

Operator:

Our next question comes from David Togut of Morgan Stanley. You may ask your question.

David Togut:

Can you update us on the prospects for the large welfare eligibility contracts with Florida and Texas?

Mark King:

This is something that’s been out there for a while. It looks like it’s getting a lot closer; the Texas RFP is out. Proposals are due, I think like the end of September. An award should be happening about the middle towards the end of December. They obviously had a huge spend per year, but will be a lot less than that Florida is following right behind them. In terms of the process, they spend less. We are teamed with some pretty good players there. None of those are in our pipeline, but they’re certainly very exciting prospects.

David Togut:

And just looking at the new cash flow part of the comp plans, do you have specific DSO targets for fiscal ‘05?

Warren Edwards:

We do not have specific DSO targets in our comp plan for ‘05. Our goal is to work our DSOs down. One of the things that’s causing that DSO to be as high as it is, even at 73 days, is the level of unbilled receivables, particularly at Georgia. And that will make some significant progress this year.

David Togut:

Where do you think you can bring DSOs by the end of fiscal ‘05?

Jeff Rich:

I think a reasonable expectation is down around 70 days, given the mix of the business.

David Togut:

Where do you see some of the pure plays in India as they try to get into BPO?

Jeff Rich:

We haven’t really seen them competitively in the BPO deals that we’re involved in. Where we have seen some of the Indian firms is in IT deals very strong on the application side. In fact, we’re teaming with one of them on a particular deal. We’re also seeing some of them go after infrastructure deals. That’s on a very limited basis. We haven’t seen them win anything yet. But we expect the Indian firms to be full competitors in ITO and full competitors in BPO.

Operator:

Our next question is from Dris Upitis with Credit Suisse First Boston. You may go ahead.

Dris Upitis:

Hi, just a question on the commercial margin side. You mentioned the pressure from the accelerated growth, although it looked like on a normalized basis, growth was about flat with 3Q. You can just talk about the 300 basis points or so pressure over last year?

Jeff Rich:

Dris, as Mark said in his comments, the impact is really as a result of incentive compensation and timing of when that occurs. As you know, our incentive comp program is based on growth, and as growth targets are hit, that’s when the compensation is accrued. It’s really just a timing issue when you look on a year over year basis. For the full year incentive compensation really did not impact margins overall. And so what you’re left really is just the ramp of new business and the startups and things like that that are affecting margins on an overall basis. But that was really, that was the sequential decline was the incentive comp.

Dris Upitis:

Okay, and just year-over-year, can you give us a sense of how big that incentive comp was for fiscal ‘04 versus ‘03? Was that a big uptick?

Jeff Rich:

In terms of total compensation? No.

Warren Edwards:

I would say it’s probably up 10%.

Operator:

Our next question comes from Bryan Keane of Prudential Securities. You may ask your question.

Bryan Keane:

Warren, what kind of margin should we expect going forward in fiscal year ‘05 for the commercial and Government sector? I know we ended the year at 15.5% in commercial and then 15.8% for Government. Could you just give us perspective on what we should expect going forward?

Warren Edwards:

I’m not going to get into segment margins. I would expect that the margins overall would be somewhere between 14.5% towards to the 15% range. A lot of it has to do with how fast we’re growing. The faster we grow, the larger the impact on the margins will be because of the start-up and the slower ramp of those pieces of business. We think we’re in good shape from a margin perspective. We’re not seeing anything competitively overall in the new deals that we’re going after that would indicate that there’s some big competitive pricing issue. So it’s just really the level of growth that will drive the margins more than anything else.

Bryan Keane:

Is the share count about 130 or so for the guidance in fiscal year ‘05?

Warren Edwards:

As I said on the call, we have outstanding shares of about 128 million all in. Of course add to that the dilutive effect of common stock equivalents. And that has ranged somewhere between 3 and 4 million shares by itself, so you’re probably not that far off. That has a lot to do with where our stock price is.

Bryan Keane:

Okay, and then finally, maybe an update on the, on the Government pipeline in both. You mentioned eligibility and State healthcare as some areas of strength. Could you talk about maybe the timing of some of those awards in the pipe and the size of some of the deals?

Jeff Rich:

Sure. I’ll take that. Mark’s already addressed eligibility. State healthcare’s got a good pipeline of signings that should occur in Q1, and some good opportunities in Q2, as well as Q3. The Government business we should have pretty good visibility on some things at least for the next 2 quarters that we think we’re gonna win. So we should see strong signs in Government for at least the first 6 months of this year. Once you get out past 6 months, the pipeline will shift and change a lot.

Bryan Keane:

I thought maybe the eligibility was something different or are those Florida and Texas included in the eligibility?

Jeff Rich:

That’s what Mark addressed earlier, yes. Those are both the eligibility. Those are not in the pipeline on the slide that’s indicated at 1.2 billion, because those are both above $100 million a year.

Bryan Keane:

Right, and those are the ones that we’re talking about when we’re saying the areas of strength going forward?

Jeff Rich:

Correct.

Operator:

Our next question comes from Jim Kissane of Bear Stearns. Please ask your question.

Jim Kissane:

Jeff, can you comment a little more or provide a little more color on the acquisition pipeline and the valuation in the pipeline, maybe look at it from a Government versus commercial, BPO versus ITO?

Jeff Rich:

The acquisition pipeline is a BPO-centric pipeline. I would also say it’s a commercial centric pipeline. We were quite candid in talking last quarter how the pipeline was pretty dead in early April. That’s all changed. There’s a lot of opportunities. They’re mostly private companies that have good operations, good service offerings, recurring revenue models that can be nice product line add-ons or service line add-ons to our existing service portfolio. I’d say it’s mostly commercial and it’s mostly BPO.

Jim Kissane:

And valuations are attractive?

Jeff Rich:

We’re buying companies for, depending on the business, 5 to 7 times EBITDA, sometimes a little more. Rarely more than that.

Jim Kissane:

Okay, good. And Warren, you said the ITO capital intensity was about 6.3%. Which I think is a little bit lower than the 7% you’ve talked about in the past. How about on the BPO side, which I think you said in the past 4%?

Warren Edwards:

On the pure BPO deals those deals are still running in the 4% to 5% range. We’re not seeing anything there again, when you look at it TCB basis. We are actually pleased from a capital intensity on IT side, obviously below 7% in our book is pretty good. When you look at internal rates of return on those deals, it’s very strong. We’re pleased with the deals in the pipeline and what we’ve seen in the last 6 to 12 months.

Jim Kissane:

If I can get one last question. There’s been a lot of questions on the commercial margins. You’re saying it’s mostly incentive or mostly start-up costs?

Jeff Rich:

It’s mostly incentive comp.

Warren Edwards:

On a sequential basis.

Jeff Rich:

When you’re looking at the big change from Q3 to Q4, it’s incentive comps. They hit their targets.

Jim Kissane:

You’re pretty confident that you’re not adding lower margin business relative to the past 2, 3 years?

Jeff Rich:

Very confident.

Operator:

Our next question comes from David Grossman of Thomas Weisel Partners. Please ask your question.

David Grossman:

Both you talked about the sequential momentum in the State and local business, or the Government business as well as the increase in the pipeline. Is this partially a function of just the budget cycle ending in June and getting better? Or is that a potential for another leg in this, if in fact the economy’s getting better and you start seeing better tax receipts into the State and local government space?

Jeff Rich:

David, it could be. We scratched our heads a lot in the last year in trying to understand what’s going on in the government market. We never felt like we were missing opportunities we should have been winning. And there was really a dearth of opportunities that could have been caused by the fact that in the previous year the States were dealing with collective deficits approaching $60 billion. They were worried about just slashing spending, slashing programs and raising taxes. Now, maybe they’re getting back to more normal operations as opposed to crisis management. It’s hard to put your finger on, but certainly we’re seeing a pick-up in the number of things that some of the States want to do.

David Grossman:

In the course of a typical calendar year, since the budgets I think are mostly on June cycles, when do you typically get a sense for what the June ‘05 budgets will look like?

Jeff Rich:

We have a sense now. Most of the States are no longer in fiscal crisis. Their tax receipts are coming in strong.

David Grossman:

Okay, and if I could, just one question on the State of Georgia. Mark, the slides you had shows the benefit you’re gonna get in July from collections and the $104 million unbilled. So should we kind of assume that the benefit you get in fiscal ‘05 is really that $30 million. And then the $104 just unwinds in the ordinary course of business as transactions get processed and you can bill revenue?

Warren Edwards:

That’s a very good way to look at it. I would agree.

Jeff Rich:

We should be at a steady state of operations now and then that 104 gets amortized over the remaining term.

Operator:

Thank you, sir. Our final question comes from Greg Gould of Goldman Sachs. Please ask your question.

Greg Gould:

Just a clarification on Georgia. Warren, did that hurt cash flow this quarter because it didn’t get finalized by the $20 million in one of the slides here?

Warren Edwards:

It absolutely hurt cash flow this quarter. I think we said that it hurt us $16 million this quarter. In fact, if you look at it on an annual basis, the cash flow impact was probably closer to $25 million or so on an annual basis. That’s about 60 basis points. It did not help us this quarter at all.

Greg Gould:

Can you give us a few more parameters around the bookings target? I think your quote was “another good quarter in September.” Should we expect something similar to what you just reported?

Jeff Rich:

I outlined what a good quarter was, it was 175. There will be volatility around that, plus or minus 25. I would be surprised if we didn’t have a quarter at least as equal to this one.

Greg Gould:

I think in the third quarter there were higher than usual legal and other costs, right? Was there something similar this quarter?

Jeff Rich:

Legal expenses were heavy. They were heavy, but I don’t think they’re quite as heavy as Q3, but they were not insignificant.